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                                  Exhibit 11.1

                                24/7 MEDIA, INC.

                        Calculation of net loss per share

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
                                             For the Years Ended December 31,
                                       -------------------------------------------
                                           1999            1998           1997
                                       ------------    ------------    -----------
Net loss ...........................   $(39,062,000)   $(25,157,000)   $(6,313,000)

Cumulative dividends on mandatorily
 convertible preferred stock .......             --        (276,000)            --
                                       ------------    ------------    -----------

Net loss attributable to common
 stockholders ......................   $(39,062,000)   $(25,433,000)   $(6,313,000)
                                       ============    ============    ===========

Total weighted average common shares
 outstanding .......................     19,972,446      10,248,677      1,802,235
                                       ============    ============    ===========
Basic and diluted net loss
  per common share .................   $      (1.96)   $      (2.48)   $     (3.50)
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